Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2025

Legal Name	Formerly Known As	Jurisdiction of Incorporation

Redwire Intermediate Holdings, LLC	Cosmos Finance, LLC	Delaware
Redwire Finance Holdings, LLC	—	Delaware
Redwire Finance Holdings II, LLC	—	Delaware
Redwire Holdings, LLC	Cosmos Acquisition, LLC	Delaware
Redwire Space Components, LLC	Adcole Space, LLC	Delaware
Redwire Space Sensors, Inc.	Deep Space Systems, Inc.	Delaware
Redwire Space Enterprises, Inc.	Deployable Space Systems Inc.	California
In Space Group, Inc.	—	Delaware
Loadpath, LLC	—	New Mexico
Redwire Space Europe, LLC	Made in Space Europe, LLC	Delaware
Redwire Space S.a.r.l.	Made in Space Europe S.a.r.l.	Luxembourg
Redwire Space Missions, LLC	Oakman Aerospace, LLC	Colorado
Redwire Space, Inc.	Made in Space Inc.	Delaware
Redwire Space Solutions, LLC.	Roccor, LLC	Colorado
Redwire Space Technologies, Inc.	Techshot, Inc.	Indiana
Redwire Space nv	QinetiQ Space nv	Belgium
Hera Systems, Inc.	—	California
Redwire Poland sp. z.o.o.	—	Poland
Redwire Defense Tech Intermediate Holdings, LLC	Redwire Intermediate Edge Holdings, LLC	Delaware
Redwire Defense Tech Intermediate II Holdings, LLC	Edge Autonomy Intermediate II Holdings, LLC	Delaware
Redwire Defense Tech Holdings, LLC	Edge Autonomy Holdings, LLC	Delaware
Redwire Defense Tech Operations, LLC	Edge Autonomy Operations, LLC	Delaware
Redwire Defense Tech, LLC	Edge Autonomy, LLC	Delaware
Redwire Defense Tech SLO, LLC	Edge Autonomy SLO, LLC	Delaware
Redwire Defense Tech Energy Systems, LLC	Edge Autonomy Energy Systems, LLC	Delaware
Redwire Defense Tech Huntsville, LLC	Edge Autonomy Huntsville, LLC	Delaware
Redwire Defense Tech Ontario, Inc.	Edge Autonomy Ontario, Inc.	Canada
Redwire Defense Tech UK Ltd	RDW Aero UK, Ltd.	United Kingdom
Edge Autonomy Riga SIA	—	Latvia
Edge Autonomy Ukraine LLC	—	Ukraine
Space Microgravity Development LLC (d/b/a SpaceMD)	—	Texas